UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                       Meridian Medical Technologies, Inc.
                                (Name of Issuer)
          -----------------------------------------------------------

                                  Common Stock
                         (Title of Class of Securities)
          -----------------------------------------------------------

                                   589658103
                                 (CUSIP Number)
          -----------------------------------------------------------

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip 589658103                              Page 2 of 9
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1
NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

SBC Warburg Dillon Read Inc.
13-1939216
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2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
a       / /
b       / /
-----------------------------------------------------------
3
SEC USE ONLY
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4
CITIZENSHIP OR PLACE OF ORGANIZATION
Connecticut
-----------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------
5
SOLE VOTING POWER
-0-
-----------------------------------------------------------
6
SHARED VOTING POWER
12,613 shares
-----------------------------------------------------------
7
SOLE DISPOSITIVE POWER
-0-
-----------------------------------------------------------
8
SHARED DISPOSITIVE POWER
12,613 shares
-----------------------------------------------------------
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
SBC Warburg Dillon Read Inc. reports 12,613 shares held for managed accounts and disclaims beneficial interest in such shares.
-----------------------------------------------------------
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-----------------------------------------------------------
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4%
-----------------------------------------------------------
12
TYPE OF REPORTING PERSON*

BD CO
-----------------------------------------------------------
* SEE INSTRUCTION BEFORE FILLING OUT!

Cusip 589658103                              Page 3 of 9
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1
NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

SBC Warburg Dillon Read Holding Inc.
13-3634771
-----------------------------------------------------------
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

a       / /
b       / /
-----------------------------------------------------------
3
SEC USE ONLY
-----------------------------------------------------------
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
-----------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------
5
SOLE VOTING POWER
-0-
-----------------------------------------------------------
6
SHARED VOTING POWER
12,613 shares
-----------------------------------------------------------
7
SOLE DISPOSITIVE POWER
-0-
-----------------------------------------------------------
8
SHARED DISPOSITIVE POWER
12,613 shares
-----------------------------------------------------------
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
SBC Warburg Dillon Read Holding Inc. disclaims beneficial ownership of 12,613 shares attributable to it through its ownership of SBC Warburg Dillon Read Inc.
-----------------------------------------------------------
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-----------------------------------------------------------
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4%
-----------------------------------------------------------
12
TYPE OF REPORTING PERSON*

HC CO
-----------------------------------------------------------
* SEE INSTRUCTION BEFORE FILLING OUT!

Cusip 589658103                              Page 4 of 9
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1
NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

SBC Holding (USA), Inc.
13-3506524
-----------------------------------------------------------
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

a / /
b / /
-----------------------------------------------------------
3
SEC USE ONLY
-----------------------------------------------------------
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware corporation
-----------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------
5
SOLE VOTING POWER
-0-
-----------------------------------------------------------
6
SHARED VOTING POWER
12,613 shares
-----------------------------------------------------------
7
SOLE DISPOSITIVE POWER
-0-
-----------------------------------------------------------
8
SHARED DISPOSITIVE POWER
12,613 shares
-----------------------------------------------------------
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
SBC Holding (USA), Inc. disclaims beneficial ownership of 12,613 shares attributable to it through its ownership of SBC Warburg Dillon Read Holding Inc.
-----------------------------------------------------------
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-----------------------------------------------------------
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4%
-----------------------------------------------------------
12
TYPE OF REPORTING PERSON*

HC CO
-----------------------------------------------------------
* SEE INSTRUCTION BEFORE FILLING OUT!
-----------------------------------------------------------

Cusip 589658103                              Page 5 of 9
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1
NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Swiss Bank Corporation
13-5424347
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2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

a  / /
b  / /
-----------------------------------------------------------
3
SEC USE ONLY
-----------------------------------------------------------
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Switzerland
-----------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------
5
SOLE VOTING POWER
-0-
-----------------------------------------------------------
6
SHARED VOTING POWER
12,613 shares
-----------------------------------------------------------
7
SOLE DISPOSITIVE POWER
-0-
-----------------------------------------------------------
8
SHARED DISPOSITIVE POWER
12,613 shares
-----------------------------------------------------------
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Swiss Bank Corporation disclaims beneficial ownership of 12,613 shares attributable to it through its ownership of SBC Holding (USA), Inc.
-----------------------------------------------------------
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-----------------------------------------------------------
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4%
-----------------------------------------------------------
12
TYPE OF REPORTING PERSON*

HC CO

* SEE INSTRUCTION BEFORE FILLING OUT!
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

Cusip 589658103                              Page 6 of 9
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Item 1(a) Name of Issuer:
Meridian Medical Technologies, Inc. (the "Company")
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Item 1(b) Address of Issuer's Principal Executive Offices:
10240 Old Columbia Road
Columbia, Maryland  21046
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Item 2(a) Name of Person Filing:
SBC Warburg Dillon Read Inc., SBC Warburg Dillon Read Holding Inc., SBC Holding (USA), Inc. and Swiss Bank Corporation ("SBC").
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Item 2(b) Address of Principal Business:
SBC Warburg Dillon Read Inc. and SBC Warburg Dillon Read Holding Inc. are located at:
535 Madison Avenue, New York, NY 10022;
SBC Holding (USA), Inc. is located at:
222 Broadway, New York, NY  10038
Swiss Bank Corporation is located at:
Aeschenplatz 6 CH-4002
Basel, Switzerland
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Item 2(c) Citizenship:
Incorporated by reference to Item 4 of the cover pages.
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Item 2(d) Title of Class of Securities:
Common Stock (the "Common Stock")
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Item 2(e) CUSIP Number:
589658103
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Item 3 Type of Person Filing:
SBC Warburg Dillon Read Inc. is a Broker or Dealer registered under section 15 of the Act. Each of SBC Warburg Dillon Read Holding Inc., SBC Holding (USA), Inc. and Swiss Bank Corporation is a Parent Holding Company in accordance with section 240.13d-1(b)(1)(ii)(G).
-----------------------------------------------------------

Item 4 Ownership:
Incorporated by reference to Items 5-11 of the cover pages.
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Item 5 Ownership of Five Percent or Less of a Class:
Not Applicable
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Item 6 Ownership of More than Five Percent on Behalf of Another Person:
Accounts managed on a discretionary basis by SBCWDR have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock. No account holds more than 5 percent of the outstanding Common Stock.
-----------------------------------------------------------

Cusip 589658103                              Page 7 of 9
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Item 7 Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on By the Parent Holding Company:
A Schedule 13G with respect to beneficial ownership of the Common Stock of the Company was jointly filed on behalf of Dillon, Read Holding Inc., Dillon, Read Inc., and Dillon, Read & Co. Inc. on February 13, 1997. Effective September 2, 1997, Dillon, Read Holding Inc., the parent of Dillon, Read Inc. and Dillon, Read & Co. Inc., merged with and into SBC/DRH Merger, Inc., a wholly owned direct subsidiary of Swiss Bank Corporation. Dillon, Read Holding Inc. was the corporate survivor of the transaction and it then changed its name to SBC Warburg Dillon Read Holding Inc. On that same date, Dillon, Read & Co. Inc. merged with and into SBC Warburg, Inc., a wholly owned indirect subsidiary of Swiss Bank Corporation. Dillon, Read & Co. Inc. was the corporate survivor of the transaction and it then changed its name to SBC Warburg Dillon Read Inc. In connection with the above-described mergers, the ownership of certain investment funds that had been deemed to be affiliates of Dillon, Read & Co. Inc., including certain investment funds that held Common Stock of the Company, were restructured and ceased to be deemed affiliates of Dillon, Read & Co. Inc., now known as SBC Warburg Dillon Read Inc. Therefore, as of September 2, 1997, the holdings of such investment funds were no longer aggregated with the holdings of SBC Warburg Dillon Read Inc. and consequently as of such date, SBC Warburg Dillon Read Inc. ceased to hold greater than 5% of the Common Stock of the Company.
----------------------------------------------------------

Item 8 Identification and Classification of Member of the Group:
Not Applicable
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Item 9 Notice of Dissolution of Group:
Not Applicable
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Item 10 Certification:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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

Cusip 589658103                              Page 8 of 9
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SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1998

SBC Warburg Dillon Read Inc.


By:  /s/ David W. Niemiec    By: /s/ William F. Bidell
     -------------------        -------------------
David W. Niemiec                 William F. Bidell
Managing Director                Director

SBC Warburg Dillon Read Holding Inc.


By:  /s/ David W. Niemiec    By: /s/ William F. Bidell
     -------------------        -------------------
David W. Niemiec                 William F. Bidell
Vice Chairman                    Assistant Treasurer

SBC Holding (USA), Inc.


By:  /s/ Mario Cueni         By: /s/ Mike Daly
     -------------------        -------------------
Mario Cueni                     Mike Daly
Secretary                       Treasurer

Swiss Bank Corporation


By:  /s/ Mario Cueni         By: /s/ R. Bottegay
     -------------------        -------------------
Mario Cueni                     R. Bottegay
Managing Director               Legal Adviser
Legal Adviser
-----------------------------------------------------------

Cusip 589658103                              Page 9 of 9
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INDEX TO EXHIBITS
EXHIBIT 1 - AGREEMENT TO MAKE A JOINT FILING
-----------------------------------------------------------

EXHIBIT 1
AGREEMENT TO MAKE A JOINT FILING

SBC Warburg  Dillon Read Inc., SBC Warburg Dillon Read Holding Inc., SBC Holding
(USA) Inc., and Swiss Bank Corporation each agrees that this Schedule 13G (including all amendments thereto) is filed by and on behalf of each such party.

Date:  February 13, 1998

SBC Warburg Dillon Read Inc.


By:  /s/ David W. Niemiec   By: /s/ William F. Bidell
     -------------------        -------------------
David W. Niemiec                 William F. Bidell
Managing Director                Director

SBC Warburg Dillon Read Holding Inc.


By:  /s/ David W. Niemiec   By: /s/ William F. Bidell
     -------------------        -------------------
David W. Niemiec                 William F. Bidell
Vice Chairman                    Assistant Treasurer

SBC Holding (USA), Inc.


By:  /s/ Mario Cueni         By: /s/ Mike Daly
     -------------------        -------------------
Mario Cueni                     Mike Daly
Secretary                       Treasurer


Swiss Bank Corporation


By:                          By:
     -------------------        -------------------
R. Bottegay                     Mario Cueni
Legal Adviser                   Managing Director
                                Legal Adviser